EXHIBIT 10.33
STERIS CORPORATION

FORM OF CAREER RESTRICTED STOCK UNIT AGREEMENT
FOR NONEMPLOYEE DIRECTORS

WHEREAS,                  (the “Grantee”) is a Director of STERIS Corporation, an Ohio corporation (“STERIS”); and
NOW, THEREFORE, pursuant to the STERIS Corporation 2006 Long-Term Equity Incentive Plan, as Amended and Restated Effective July 28, 2011, and as further amended from time to time (the “Plan”), STERIS hereby grants to the Grantee as of _______________ (the “Date of Grant”) ______ Career Restricted Stock Units (the “Units”), subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.

1.
Issuance of Units. The Units represent the right of the Grantee to receive from the Company the number of Common Shares of the Company’s capital stock equal to the number of Units granted hereby, as provided herein.

2.
Documents Delivered with Agreement. STERIS has delivered or made available to the Grantee, along with this Agreement, the following documents: (a) a copy of STERIS’s Policy Prohibiting the Improper Use of Material Non-Public Information (the “Policy”); (b) a copy of the Plan and its related Prospectus; (c) two copies of an acknowledgement form (the “Acknowledgement Form”); and (d) STERIS’s most recent Annual Report to Shareholders and Form 10-K filed with the U.S. Securities and Exchange Commission. Acceptance and compliance with these documents is a condition of the effectiveness of this grant of Units. By accepting this Agreement or executing the Acknowledgement, the Grantee acknowledges receipt, review and acceptance of these documents and compliance with their terms.

3.
Vested Units. Subject to the terms of this Agreement and the Plan, the Units and the Grantee’s right to receive the Common Shares subject to the Units are non-forfeitable from and after the Date of Grant.

4.
Payment of Units. The Company shall transfer to the Grantee (or to Grantee’s executor or administrator in the event of the Grantee’s death) the Common Shares subject to the Units on the date that is six months after the date that the Grantee ceases to be a Director.

5.
Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have none of the rights of a shareholder with respect to the Units covered by this Agreement, including the right to vote the Common Shares covered by the Units and receive any dividends that may be paid on the Common Shares covered by the Units, until the transfer of the Common Shares covered by the Units to the Grantee pursuant to Section 4 hereof. Notwithstanding the foregoing, from and after the Date of Grant and until the time when the Units are paid in accordance with Section 4 hereof, on the date that STERIS pays a cash dividend (if any) to holders of Common Shares generally, Grantee shall be entitled to receive from the Company a dividend equivalent payment with respect to each outstanding Unit, in the amount per Unit equal to the amount of the dividend payment on each outstanding Common Share. On the date the dividend is paid, the Company shall make such dividend equivalent payment directly to the Grantee in cash.

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6.
Compliance with Law. Notwithstanding any other provision of this Agreement, STERIS shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any applicable law.

7.
Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Plan, the Nondisclosure Agreement, the Policy, or any other STERIS policy shall be determined by the Board in its sole discretion, and such determination shall be final and binding on the Grantee and STERIS.

8.
Data Privacy. By entering into the Agreement, and as a condition of this award of Units, the Grantee consents to the collection, use and transfer of personal data as described in this Section 8. The Grantee understands that STERIS and its Subsidiaries hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Units or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Grantee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Grantee’s participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data Recipients”). The Grantee understands that these Data Recipients may be located in the Grantee’s country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States. The Grantee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. The Grantee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. The Grantee further understands that withdrawing consent may affect the Grantee’s ability to participate in the Plan, at the sole discretion of the Board or the Chief Executive Officer or its delegatee or delegatees.

9.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.

10.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

11.
Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

12.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

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13.
Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on the Grantee any right to continue as a Director of STERIS.  STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Units shall not be transferable by the Grantee other than as provided in Section 17 of the Plan.

The undersigned hereby acknowledges receipt of an executed original of this Career Restricted Stock Agreement, together with copies of the documents noted in Section 2 hereof, and accepts the award of Units granted hereunder on the terms and conditions set forth herein and in the Plan.

Dated: __________________            ___________________________________
[Name]

Executed in the name and on behalf of STERIS at Mentor, Ohio, as of the __ day of August, 2013.

STERIS Corporation By: [Name] [Title]

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